EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2011 of $1.1 Million, Up From $1.0 Million in the First Quarter of 2010

MCLEAN, Va., April 28, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2011 was $1.1 million compared to $1.0 million during the quarter ended March 31, 2010.

Net interest income before the provision for loan losses was $6.1 million for the first quarter of 2011, compared to $6.3 million for the first quarter of 2010. The decline resulted primarily from a decline in average earning assets quarter to quarter as loans were almost flat but the average balance of investment securities declined by over $20.0 million. The accretion of the discount on the Greater Atlantic Bank loan portfolio amounted to $575 thousand in the first quarter of 2011, compared to $667 thousand in the first quarter of 2010. The net interest margin was 4.77% in the quarter ended March 31, 2011, up from 4.62% in the first quarter of 2010. This was the result of two factors. There was a small decline in the yield on earning assets which resulted primarily from the reduction in securities as a percentage of earning assets. The weighted average rate paid on deposits also declined largely as a result of the repricing of certain money market accounts at the beginning of 2011.

Net interest income after provision for loan losses was $4.8 million for the first quarter of 2011, compared to $5.0 million for the first quarter of 2010. The provision for loan losses in the first quarter of 2010 was $1.3 million. The provision was $1.3 million in the first quarter of 2011. Net charge offs during the quarter ended March 31, 2010 were $1.1 million compared to $1.2 million during the first quarter of 2011. The charge-offs were related to various credits including a C&I loan and a commercial real estate loan.

Noninterest income was $308 thousand during the first quarter of 2011, compared to $540 thousand during the same quarter of 2010. The major part of this decline was attributable to a decrease of $111 thousand in fees on letters of credit related to a short-term letter of credit which expired in June 2010. Also, during the first quarter of 2011, there were net losses on sales of other real estate owned ("OREO") of $39 thousand compared to gains of $20 thousand during the first quarter of 2010. There were other than temporary impairment ("OTTI") charges of $32 thousand during the quarter ended March 31, 2011, compared to $7 thousand for the same period last year.

Noninterest expense was $3.5 million for the first quarter of 2011 compared to $4.0 million for the first quarter of 2010. During the first quarter of 2011, accretion of the FDIC indemnification asset of $159 thousand was recognized. During the first quarter of 2010, any accretion was more than offset by a charge to the FDIC indemnification asset due to impaired covered loans that paid off.

The efficiency ratio improved from 58.61% during the quarter ended March 31, 2010, to 53.03% during the first quarter of 2011.

Total assets of Southern National Bancorp of Virginia were $590.4 million as of March 31, 2011 compared to $590.8 million as of December 31, 2010.

Loan Portfolio

The composition of our loan portfolio consisted of the following at March 31, 2011 and December 31, 2010:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans	Loans	Loans	Loans	Loans	Loans
	March 31, 2011			December 31, 2010
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,812	$ 86,407	$ 91,219	$ 5,246	$ 81,487	$ 86,733
Commercial real estate - non-owner-occupied	10,341	85,634	95,975	13,898	76,068	89,966
Secured by farmland	--	3,507	3,507	--	3,522	3,522
Construction and land loans	998	32,079	33,077	1,098	39,480	40,578
Residential 1-4 family	28,944	57,029	85,973	29,935	58,900	88,835
Multi- family residential	558	23,289	23,847	563	19,177	19,740
Home equity lines of credit	38,865	9,581	48,446	40,287	10,532	50,819
Total real estate loans	84,518	297,526	382,044	91,027	289,166	380,193

Commercial loans	830	78,687	79,517	998	76,644	77,642
Consumer loans	142	2,061	2,203	146	2,010	2,156
Gross loans	85,490	378,274	463,764	92,171	367,820	459,991

Less unearned income on loans	--	(719)	(719)	--	(554)	(554)
Loans, net of unearned income	$ 85,490	$ 377,555	$ 463,045	$ 92,171	$ 367,266	$ 459,437

Net loans receivable increased from $453.8 million at the end of 2010 to $457.3 million at March 31, 2011. Within that total, covered loans declined by $6.7 million while the non-covered loan portfolio increased by $10.3 million. Our loan pipeline is reasonably strong and we expect continued growth going forward, partially offset by continued declines in the covered portfolio.

Southern National Bancorp of Virginia's allowance for loan losses was $5.7 million at March 31, 2011 compared to $5.6 million at December 31, 2010. As a percentage of total non-covered loans at March 31, 2011 the allowance was 1.51%, and as of December 31, 2010 it was 1.52%.

Non-covered nonperforming assets were $13.8 million at March 31, 2011 compared to $13.5 million at year end 2010. We have internal loan review and a loan committee which provide on-going monitoring to identify and address issues with problem loans. We believe the allowance for loan losses is sufficient to cover probable incurred credit losses at March 31, 2011.

Our OREO in the non-covered portfolio is comprised of the Culpeper property, which contains 33 finished 2 to 4 acre lots, the Kluge development property, a non-performing loan at the end of 2010 which we foreclosed on during the first quarter, two commercial properties and two residential properties. Non-covered OREO at March 31, 2011 was $7.2 million compared to $3.9 million at December 31, 2010.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $52.4 million at March 31, 2011 and $56.0 million at December 31, 2010.

As of March 31, 2011 we owned pooled trust preferred securities as follows:

											Previously
										% of Current	Recognized
										Defaults and	Cumulative
		Ratings						Estimated	Current	Deferrals	Other
	Tranche	When Purchased		Current Ratings				Fair	Defaults and	to Current	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Deferrals	Collateral	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 7,256	$ 6,486	$ 3,943	$ 204,056	43%	$ 313
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	496	457	465	34,000	29%	39
MMCF III B	Senior Sub	A3	A-	Ba1	CC	656	641	416	37,000	32%	15
						8,408	7,584	4,824			$ 367

											Cumulative	Cumulative
											Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:											Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	541	541	127,100	37%	682	$ 277
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,059	126	437	140,705	28%	1,354	579
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,032	--	33	231,250	31%	--	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,046	85	123	111,682	34%	491	470
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,073	458	576	117,942	41%	954	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,100	29	79	266,100	40%	512	2,559
ALESCO XVI C	Mezzanine	A3	A-	Ca	C	2,065	115	421	149,900	35%	770	1,180
						13,875	1,354	2,210			$ 4,763	$ 7,758

Total						$ 22,283	$ 8,938	$ 7,034

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for  OTTI under ASC 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. The cash flow analyses performed included the following assumptions:

  We assume that .5% of the remaining performing collateral will default or defer per annum.
  We assume recoveries ranging from 25% to 50% with a two year lag on all defaults and deferrals.
  We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Additionally, banks with assets over $15 billion will no longer be allowed to count down streamed trust preferred proceeds as Tier 1 capital (although it will still be counted as Tier 2 capital). That will incent the large banks to prepay their trust preferred securities if they can or if it is economically desirable. As a consequence, we have projected in all of our pools that 25% of the collateral issued by banks with assets over $15 billion will prepay in 2013.
  Our securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

These assumptions resulted in OTTI charges related to credit on one of the trust preferred securities in the amount of $32 thousand during the quarter ended March 31, 2011, compared to no OTTI charges related to credit on the trust preferred securities for the quarter  ended March 31, 2010.

We also own $1.1 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades this security has been evaluated for potential impairment. Based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support it has been determined that no OTTI charge for credit exists for the quarter ended March 31, 2011. The assumptions used in the analysis included a 5.5% prepayment speed, 15% default rate, a 50% loss severity and an accounting yield of 2.60%. We recorded OTTI charges for credit on this security of $7 thousand in the first quarter of 2010.

Deposits

Total deposits were $432.4 million at March 31, 2011 compared to $431.0 million at December 31, 2010. Certificates of deposit increased $21.6 million during the quarter. This was partially offset by a decrease in money market accounts of $18.9 million during the quarter ended March 31, 2011. We had paid rates in excess of market on large money market accounts for former Greater Atlantic Bank customers to retain them during 2010, and as of the beginning of 2011, we cut those rates. Brokered certificates of deposit have decreased from $27.0 million at December 31, 2010, to $22.0 million as of March 31, 2011.  Noninterest-bearing deposits were $32.6 million at March 31, 2011 and $34.5 million at December 31, 2010.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2010 to $100.4 million at March 31, 2011 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 20.78% and 20.00% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2011.

Sonabank operates 12 branches in Virginia located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and we also have a branch in Rockville, Maryland. In addition, we have received approval to open our 14th branch in Middleburg, Virginia. It is expected to be opened in early May.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$ 7,582	$ 9,745
Investment securities-available for sale	10,886	11,068
Investment securities-held to maturity	41,525	44,895
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,350	6,350
Loans receivable, net of unearned income	463,045	459,437
Allowance for loan losses	(5,704)	(5,599)
Net loans	457,341	453,838
Intangible assets	11,398	11,628
Bank premises and equipment, net	4,550	4,659
Bank-owned life insurance	14,703	14,568
FDIC indemnification asset	17,999	18,536
Other assets	18,099	15,537
Total assets	$ 590,433	$ 590,824

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 32,591	$ 34,529
Interest-bearing deposits	399,767	396,445
Securities sold under agreements to repurchase and other short-term borrowings	19,881	23,908
Federal Home Loan Bank advances	35,000	35,000
Other liabilities	2,842	1,828
Total liabilities	490,081	491,710
Stockholders' equity	100,352	99,114
Total liabilities and stockholders' equity	$ 590,433	$ 590,824

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2011	2010

Interest and dividend income	$ 7,729	$ 8,391
Interest expense	1,595	2,131
Net interest income	6,134	6,260
Provision for loan losses	1,340	1,300
Net interest income after provision for loan losses	4,794	4,960
Account maintenance and deposit service fees	200	241
Income from bank-owned life insurance	135	139
Gain (loss) on other real estate owned, net	(39)	20
Net impairment losses recognized in earnings	(32)	(7)
Other	44	147
Noninterest income	308	540
Employee compensation and benefits	1,603	1,641
Premises, furniture and equipment	675	696
FDIC assessments	154	189
Change in FDIC indemnification asset	(159)	244
Other expenses	1,181	1,208
Noninterest expense	3,454	3,978
Income before income taxes	1,648	1,522
Income tax expense	528	481
Net income	$ 1,120	$ 1,041

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2011	2010

Per Share Data (1):
Earnings per share - Basic	$ 0.10	$ 0.09
Earnings per share - Diluted	$ 0.10	$ 0.09
Book value per share	$ 8.66	$ 8.55
Tangible book value per share	$ 7.67	$ 7.55
Weighted average shares outstanding - Basic	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,593,773	11,593,463
Shares outstanding at end of period	11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.78%	0.69%
Return on average equity	4.54%	4.35%
Yield on earning assets	6.01%	6.20%
Cost of funds	1.44%	1.81%
Cost of funds including non-interest bearing deposits	1.34%	1.69%
Net interest margin	4.77%	4.62%
Efficiency ratio (1)	53.03%	58.61%
Net charge-offs (recoveries) to average loans	0.27%	0.23%
Amortization of intangibles	$ 230	$ 236

	As of
	March 31,	December 31,
	2011	2010

Stockholders' equity to total assets	17.00%	16.78%
Tier 1 risk-based capital ratio	20.78%	20.52%
Intangible assets:
Goodwill	$ 8,713	$ 8,713
Core deposit intangible	2,685	2,915
Total	$ 11,398	$ 11,628

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 6,573	$ 9,585
Loans past due 90 days and accruing interest	--	--
Other real estate owned	7,232	3,901
Total nonperforming assets	$ 13,805	$ 13,486
Allowance for loan losses to total non-covered loans	1.51%	1.52%
Nonperforming assets to total non-covered assets	2.74%	2.71%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.33%	2.43%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO	2.80%	3.25%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.0 million and $1.4 million at March 31, 2011 and December 31, 2010, respectively.
CONTACT:  R. Roderick Porter, President
          Phone: 202-464-1130 ext. 2406
          Fax: 202-464-1134
          Southern National Bancorp, NASDAQ Symbol SONA
          Website: www.sonabank.com